Exhibit 99.1

United States Army Awards AeroVironment $36.7 Million in New Orders For

Switchblade Tactical Missile Systems

•                  Includes largest order to date for Switchblade tactical missile systems; exceeds value of all Switchblade orders for prior year

•                  Switchblade proving to be “an invaluable tool” in the field

MONROVIA, Calif., Sept. 9, 2013 — AeroVironment, Inc. (NASDAQ:AVAV) today announced it has received orders valued at $36,746,304 under a contract for Switchblade™ tactical missile systems, ancillary equipment and support.  The United States Army Close Combat Weapons Systems Program Executive Office Missiles and Space (PEO MS) awarded these contract modifications.  AeroVironment and its strategic teammate for advanced warheads, ATK (NYSE: ATK), will work together to produce and deliver the systems.

“Even in tight defense budget environments, there is a need for innovative new weapon systems that allow our customers to achieve decisive force while reducing total mission costs,” said Tim Conver, AeroVironment chairman and chief executive officer.  “This surge of demand for Switchblade represents a breakthrough in its transition from development, testing and evaluation to adoption.”

Conver added, “Our team is relentlessly focused on delivering new capabilities that help our customers succeed, and Switchblade is a clear example of our growth thesis working, from innovation to adoption.  It’s creating a pathway to a compelling new capability for the Army, and long-term growth for the company.”

The new orders totaling $36.7 million were issued on August 20, September 4 and September 5, 2013 under a sole source contract established on August 30, 2012.  All orders under this contract include operational and training rounds plus training, support and rapid delivery to support ongoing customer operations.

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An August 14, 2013 news article described the positive response Switchblade has created in the field: “The main draw, an Army official said, is Switchblade’s precision and its ability to limit non-combatant casualties. Soldiers and leaders have readily embraced it as an invaluable tool, the official said. The ability to wave off a target after launch is unique to this weapon over almost all other weapons. Operators can abort a mission if the situation changes after launch, engage a secondary target or safely destroy it without inflicting casualties or collateral damage to property.”

“Switchblade helps protect our forces from harm in very dangerous situations,” said Roy Minson, AeroVironment senior vice president and general manager of the company’s Unmanned Aircraft Systems business segment,  “It provides a new and effective way for our forces to respond quickly to threats while reducing or even eliminating collateral damage through its set of unique capabilities.  Switchblade is a smart, modern and cost-effective tool for force protection.”

Switchblade provides a high-precision, direct fire capability at beyond-line-of-sight ranges in a rapidly deployable, backpackable package weighing six pounds.

About AeroVironment’s Family of Small UAS

RQ-11B Raven®, RQ-12 Wasp AE™, RQ-20A Puma™ and Shrike VTOL™ comprise AeroVironment’s Family of Small Unmanned Aircraft Systems. Operating with a common ground control system (GCS), this Family of Systems provides increased capability to the warfighter that can give ground commanders the option of selecting the appropriate aircraft based on the type of mission to be performed. This increased capability has the potential to provide significant force protection and force multiplication benefits to small tactical units and security personnel.  AeroVironment provides logistics services worldwide to ensure a consistently high level of operational readiness and provides mission services for customers requiring only the information its small UAS produce.  AeroVironment has delivered thousands of new and replacement small unmanned air vehicles to customers within the United States and to more than twenty international governments.

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The Qube™ small UAS is tailored to search and rescue, first response, law enforcement and other public safety missions.  Small enough to fit easily in the trunk of a car, the Qube system can be unpacked, assembled and ready for flight in less than five minutes, giving the operator a rapidly deployable eye in the sky at a fraction of the cost of manned aircraft and large unmanned aircraft.

About AeroVironment, Inc.

AeroVironment is a technology solutions provider that designs, develops, produces, operates and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use the company’s electric-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.  Multiple government agencies have helped to fund the development and demonstration of Global Observer®, a hybrid-electric, stratospheric UAS designed to provide affordable, persistent reconnaissance and communication over any location on the globe.  Switchblade™ is a tactical missile system designed to provide a rapid, lethal, pinpoint precision strike capability with minimal collateral damage.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and data services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

About ATK

ATK is an aerospace, defense, and commercial products company with operations in 22 states, Puerto Rico, and internationally. News and information can be found on the Internet at www.atk.com.

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Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

pr@avinc.com

Mark Boyer

For AeroVironment, Inc.

+1 (310) 229-5956

mark@boyersyndicate.com

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